Exhibit 99.1
Contacts:
Bob Newell
Vice President Finance and Chief Financial Officer
Cardica, Inc.
(650) 331-7133
investors@cardica.com
Daryl Messinger
WeissComm Partners, Inc.
(415) 999-2361
dmessinger@wcpglobal.com
CARDICA ANNOUNCES FISCAL 2009 FIRST QUARTER FINANCIAL RESULTS
— PAS-Port® Proximal Anastomosis System Received 510(k) Clearance from U.S. Food and Drug Administration (FDA) —
— Development Progress Triggered $1M Milestone Payment from Cook Medical —
— Conference Call Today at 4:30 p.m. Eastern Time —
REDWOOD CITY, Calif. — October 28, 2008 — Cardica, Inc. (Nasdaq: CRDC) today reported financial results and corporate progress for its fiscal 2009 first quarter ended September 30, 2008.
“We had an excellent quarter with the FDA clearance of our PAS-Port® Proximal Anastomosis System for use in coronary artery bypass graft (CABG) procedures, a pivotal event for Cardica and, we believe, the field of cardiothoracic surgery,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica. “We trained 30 surgeons in September to use the PAS-Port system, and it has been used in numerous CABG surgeries throughout the United States, including in several total connector CABG cases, in which our C-Port and PAS-Port automated systems are used to connect all bypass grafts, eliminating the need to hand sew any of the vessels.”
“We continue to train physicians on the use and benefits of our C-Port® Distal Anastomosis Systems. We also are pleased to report that our collaborations with Cook Medical are proceeding on track, and we are looking toward the launch of the Cook Vascular Access Closure Device (CVCD) in Europe,” continued Dr. Hausen.

Commercial Accomplishments
•	Received 510(k) clearance from the FDA for the PAS-Port® Proximal Anastomosis System in September;

•	Trained a total of 358 surgeons on the C-Port® Distal Anastomosis Systems since product introduction, and 30 U.S. surgeons on the PAS-Port system since FDA clearance;

•	Increased cumulative worldwide shipments of C-Port systems to over 7,000 units, with 1,017 units sold in the fiscal 2009 first quarter;

•	Increased cumulative worldwide shipments of PAS-Port systems to over 9,700 units, with 815 units sold in the fiscal 2009 first quarter and the majority of units deployed in Japan; and

•	Enabled several cardiothoracic surgeons to perform total connector coronary artery bypass, or C-CAB™, procedures for the first time in the United States, using only the C-Port and PAS-Port systems to attach bypass grafts.
Corporate and Development Achievements
•	Received a $1 million milestone payment from Cook Medical for the successful development of a specialized device to close holes in the heart known as patent foramen ovales;

•	Delivered CVCD devices to Cook for initial launch of the product in Europe; and

•	Appointed Frederick Bauer to the position of vice president, operations.
Fiscal 2009 First Quarter Financial Results
Total net revenue was approximately $2.1 million for the fiscal 2009 first quarter compared with $1.3 million for the fiscal 2008 first quarter. Total product revenue was approximately $1.6 million for the fiscal 2009 first quarter, compared with $1.0 million for the same period of fiscal 2008. Cost of product revenue was approximately $1.1 million for the fiscal 2009 first quarter, representing a 29 percent gross margin, compared with $1.0 million for the fiscal 2008 first quarter.
Research and development expenses were approximately $2.3 million for the fiscal 2009 first quarter compared with $1.7 million for the fiscal 2008 first quarter. Selling, general and administrative expenses for the fiscal 2009 first quarter were approximately $3.9 million compared with $2.6 million for the same period in fiscal 2008.
The net loss for the fiscal 2009 first quarter was approximately $5.2 million, or $0.33 per share, compared with a net loss of $3.7 million, or $0.27 per share, for the fiscal 2008 first quarter.
Cash and investments at September 30, 2008, were $17.6 million, compared to $23.3 million at June 30, 2008. As of September 30, 2008, there were approximately 15.8 million shares of common stock outstanding.
Updated Financial Guidance for Fiscal 2009
For fiscal 2009, Cardica expects total revenue of $14 to $17 million. Cardica expects product revenue of $12 to $14 million, with collaboration revenue of $2 to $3 million. Cardica expects to realize improving gross margin on product revenue throughout the year. Cardica continues to expect that fiscal 2009 research and development, sales, general and administrative costs will total between $26 and $28 million, including non-cash stock-based compensation expense of approximately $2 million.

Conference Call Details
To access the live conference call on October 28, 2008, at 4:30 p.m. Eastern Time via phone, please dial 866-203-3206 from the United States and Canada or 617-213-8848 internationally. The conference ID is 77165918. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through November 4, 2008, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 11080596.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of Cardica’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the call to allow for any necessary software downloads.
About Cardica, Inc.
Cardica is a leading provider of automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica’s products provide cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure. Cardica’s C-Port® Distal Anastomosis Systems are marketed in the United States and Europe. The PAS-Port® Proximal Anastomosis System is marketed in the United States, Europe and Japan. Cardica also is developing additional devices with Cook Medical to facilitate vascular closure and other surgical procedures.
Forward-Looking Statements
This press release contains “forward-looking” statements, including statements relating to the impact of Cardica’s products on the field of cardiothoracic surgery, the planned launch of the Cook Vascular Access Closure Device (CVCD) in Europe and the matters described under the heading “Financial Guidance for Fiscal 2009.” Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “looking,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including risks associated with Cardica’s dependence upon the success of its current products, market acceptance of Cardica’s C-Port Distal Anastomosis Systems and PAS-Port Proximal Anastomosis System, manufacturing of the C-Port Distal Anastomosis Systems and PAS-Port Proximal Anastomosis System and our suppliers, Cardica’s sales, marketing and distribution strategy and capabilities, success of pre-clinical studies of and regulatory activities related to the CVCD and specialized patent foramen ovale (PFO) closure device and Cardica’s need for additional funding, as well as other risks detailed from time to time in Cardica’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2008. Cardica does not undertake any obligation to update forward-looking statements. You are encouraged to read the Company’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
~ financial statements to follow~

Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended
	September 30,
	2008	2007
	(unaudited)
Revenue
Product sales, net	$1,560	$1,026
Development revenue	523	307
Royalty revenue	23	16

Total	2,106	1,349

Operating costs and expenses
Cost of product sales	1,110	1,013
Research and development	2,325	1,688
Selling, general and administrative	3,892	2,553

Total operating costs and expenses	7,327	5,254

Loss from operations	(5,221)	(3,905)
Interest income	98	270
Interest expense	(30)	(25)
Other income (expense)	(1)	1

Net loss	$(5,154)	$(3,659)

Basic and diluted net loss per share	$(0.33)	$(0.27)

Shares used in computing basic and diluted net loss per share	15,741	13,604

	Balance Sheets
	(amounts in thousands)
	September 30,	June 30,
	2008	2008
	(unaudited)
Assets
Cash and investments	$17,560	$23,265
Other assets	5,706	4,985

Total assets	$23,266	$28,250

Liabilities and stockholders’ equity
Total other current liabilities	$2,327	$3,348
Deferred revenue	1,962	1,485
Total long-term liabilities	2,000	2,000
Stockholders’ equity	16,977	21,417

Total liabilities and stockholders’ equity	$23,266	$28,250